Exhibit 23.3

Becker & Poliakoff, LLP 45 Broadway, 17th Floor New York, New York 10006 Phone: (212) 599-3322 Fax: (212) 557-0295

June 16, 2022

Venus Acquisition Corporation

477 Madison Avenue,

b6th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as United States counsel to Venus Acquisition Corporation, a Cayman Island exempt company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) (SEC File No. 333-257518) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

We hereby consent to the use of our name as your United States’ securities and corporate legal counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Becker & Poliakoff LLP
Becker & Poliakoff LLP